SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  ------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. __)(1)



                                 Unidigital Inc.
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                                (Name of Issuer)



                          Common Stock, $.01 par value
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                         (Title of Class of Securities)



                                   904669 10 8
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                                 (CUSIP Number)


                                September 2, 1998
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule  13d-1(b)
|X| Rule  13d-1(c)
|_| Rule  13d-1(d)

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       (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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    CUSIP No. 904669 10 8            13G              Page 2 of 5 Pages
              -----------                                 -    -
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  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Ehud Aloni
------------------------------             ---------------------------------
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)|_|
                                                                   (b)|_|
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  3   SEC USE ONLY

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  4
      CITIZENSHIP OR PLACE OF ORGANIZATION


          U.S.A.
          ------
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   NUMBER OF
    SHARES       5  SOLE VOTING POWER            663,650
                ----------------------------------------------------------------
 BENEFICIALLY
   OWNED BY      6  SHARED VOTING POWER          N/A
                ----------------------------------------------------------------
     EACH
   REPORTING     7  SOLE DISPOSITIVE POWER       663,650
                ----------------------------------------------------------------
  PERSON WITH    8  SHARED DISPOSITIVE POWER     N/A

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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                 663,650
 -------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                                 |_|
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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 17.0%

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 12   TYPE OF REPORTING PERSON*                                       IN
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

          The issuer of the securities to which this statement relates is Unidigital Inc., a Delaware corporation.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          The issuer's principal executive offices are located at 229 West 28th Street, New York, New York 10001.

ITEM 2(a). NAME OF PERSON FILING:

          The person filing is Ehud Aloni.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal business office is 229 West 28th Street, New York, New York 10001.

ITEM 2(c). CITIZENSHIP:

          The citizenship is U.S.A.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

          The title of the class of securities is common stock, $0.01 par value.

ITEM 2(e). CUSIP NUMBER:

          The CUSIP number is 904669 10 8.

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

          The filing categories available pursuant to Rule 13d-1(b) are not applicable to Ehud Aloni.

          If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

ITEM 4. OWNERSHIP.

         (a)   The number of shares beneficially owned by Ehud Aloni is 663,650.
         (b)   The percent of the class held by Ehud Aloni is 17.0%.
         (c)(i) Ehud Aloni has sole power to vote or to direct the vote of 663,650 shares.
            (ii) The shared power to vote or to direct the vote of shares is not applicable.

            (iii)Ehud  Aloni  has  sole  power  to  dispose  or  to  direct  the disposition of 663,650 shares.

            (iv) The shared  power  to dispose or to direct the  disposition  of shares is not applicable.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          The ownership of five percent or less of a class is not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The ownership of more than five percent on behalf of another person is not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          The identification and classification of the subsidiary which acquired the security being reported on by the parent holding company is not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          The identification and classification of members of the group is not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

          The notice of dissolution of a group is not applicable.

ITEM 10.CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 10, 1998                      /s/Ehud Aloni
---------------------                   ----------------------------------
                                        Ehud Aloni (Stockholder)


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

          ATTENTION. Intentional misstatements or omissions of fact constitute federal criminal violations. (See 18 U.S.C. 1001.)